Exhibit 99.1
The First Bancorp Announces First Quarter Earnings
DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (Nasdaq: FNLC), parent company of First National Bank, today announced operating results for the three months ended March 31, 2023. Unaudited net income for the period was $8.0 million representing diluted earnings per share of $0.72, as compared to net income of $9.7 million and diluted earnings per share of $0.88 in the first quarter of 2022. Non-recurring revenues in the first quarter of 2022, including Payroll Protection Program ("PPP") fees and debit card program incentives, accounted for $1.4 million of the year-to-year change, or $0.13 per diluted share, and a decrease in mortgage banking revenue, another $306,000, or $0.03 per share. Removing these effects, net income was approximately flat versus the prior year period. Earnings were down from the fourth quarter of 2022 when the Company reported net income of $9.2 million and diluted earnings per share of $0.83. The primary change quarter-to-quarter was a decline in net interest income of $2.0 million, or $0.18 per diluted share, the result of margin pressure on the funding side of the balance sheet. Rate driven competition for local deposits and rising costs for wholesale funding were the primary factors behind the margin pressure experienced in the period.
"The FDIC's well publicized closure and subsequent sale of several banks in March has cast a spotlight on our industry and resulted in market turbulence," commented Tony C. McKim, the Company's President and Chief Executive Officer. "The First Bancorp and First National Bank are well positioned to withstand these disruptions. We are well-capitalized, with exceptional asset quality, and a funding base that is stable and diverse."
Mr. McKim continued, "Contrary to national data showing deposits leaving the banking system, our total deposits increased in the first quarter, and we have not had to rely upon borrowings outside of the normal course of business. The Bank's uninsured deposits were estimated at just 16.4% of total deposits as of March 31, 2023, with sources of immediately available liquidity sufficient to cover the entire uninsured total. In addition, with adoption of the Current Expected Credit Loss ("CECL") methodology this quarter, our Allowance for Credit Losses ("ACL") has increased to 1.18% of total loans, adding further strength to our balance sheet as we head into potential economic uncertainty."
Turning to the first quarter's results, Mr. McKim remarked “The First Bancorp achieved solid operating results for the first three months of 2023, though down from the levels posted over the past several quarters. Our decrease in earnings from the fourth quarter is the result of a lower net interest margin due to increased funding costs. We began to experience increased funding cost pressure late in the fourth quarter of 2022, and that trend has continued with higher costs year-to-date for both local and wholesale deposits. Our net interest margin was 2.78% for the first quarter of 2023, down from the PPP aided 3.24% a year ago, and down from 3.09% in the fourth quarter of 2022. Earning asset growth helped to partially offset the effects of margin contraction and this growth was focused in the loan portfolio, which has grown $68.2 million year-to-date, an annualized rate of 14.4%. First quarter growth was centered in commercial loans, commercial real estate loans and loans secured by one-to-four family residential real estate. Our pipeline of new loans in process continues to be healthy."
Mr. McKim continued, "Non-interest income was also under pressure in the first quarter, down 15.7% compared to a year ago, and down 7.2% from the fourth quarter of 2022. Compared to a year ago, mortgage banking revenues fell $306,000 and debit card revenue fell $245,000; compared to the fourth quarter of 2022, debit card revenue fell $279,000. Debit card interchange revenue has been reasonably steady, and the quarterly revenue changes are mostly attributable to the timing of annual incentive payments. Operating expenses remain controlled, increasing a modest 1.9% from a year ago and decreasing 7.4% from the fourth quarter of 2022. Our efficiency ratio for the quarter was 49.98%, up from 45.42% for the same period a year ago, and from 48.83% in the fourth quarter of 2022."

FIRST QUARTER 2023 FINANCIAL HIGHLIGHTS
•Net Income of $8.0 million is a decrease of 17.9% from the quarter ended March 31, 2022, and a decrease of 13.3% from the quarter ended December 31, 2022,
•Pre-tax, Pre-Provision ("PTPP") Net Income (non-GAAP) decreased 16.5% compared to the first quarter of 2022 and decreased 12.3% from the fourth quarter of 2022.
•Loan balances increased $68.2 million in the first quarter to $1.98 billion.
•Total deposits were $2.47 billion as of March 31, 2023, an increase of 3.7% from December 31, 2022.
•Asset quality remained very strong as of March 31, 2023 with a ratio of Non-Performing Assets to Total Assets of just 0.06%, and a ratio of Past Due Loans to Total Loans of 0.10%.
•A quarterly shareholder dividend of $0.34 per share was declared.

FINANCIAL CONDITION
Total assets at March 31, 2023, were $2.81 billion, up $72.6 million in the first quarter and up $263.2 million from a year ago. Earning assets increased $68.9 million during the quarter comprised primarily of an increase in loans of $68.2 million. As compared to March 31, 2022, earning assets have increased by $248.5 million centered in loan growth of $275.5 million, a decrease in the carrying value of investments of $11.6 million, and a reduction in interest earning cash balances of $15.7 million.
Loan growth in the first quarter was concentrated in the commercial and residential portfolios. Commercial loans increased by $50.6 million during the period, led by increases in owner-occupied commercial real estate of $28.6 million, non-owner occupied commercial real estate of $20.8 million and commercial & industrial loans of $20.3 million; commercial construction balances decreased by $21.2 million as a number of projects converted to permanent financing. Residential term loans increased by $9.4 million in the first quarter while residential construction loans increased by $2.8 million.
Total deposits at March 31, 2023 were $2.47 billion, up $87.8 million during the quarter, and up $308.2 million or 14.3% from March 31, 2022. Certificates of deposit increased by $142.0 million in the first quarter, while low-cost deposits decreased by $55.7 million, centered in Demand and Savings account balances. Borrowings decreased by $19.6 million. The Bank typically experiences a modest level of local deposit outflow annually in the first quarter based upon seasonal factors. Local deposits as of March 31, 2023 were down 1.75% from 2022 year-end, well within a normal range.
The Company’s regulatory capital position remained strong as of March 31, 2023, with an estimated total risk-based capital ratio of 13.81%, in line with the total capital ratio of 13.58% as of December 31, 2022, and 14.08% as of March 31, 2022. The Company adopted ASC 326, the CECL standard, in the first quarter of 2023, incurring a retained earnings adjustment of $6.3 million. This adjustment resulted in the Company's leverage capital ratio decreasing to an estimated 8.75% as of March 31, 2023 from the 9.01% and 8.96% reported as of December 31, 2022, and as of March 31, 2022, respectively. The Company's tangible book value per share after CECL adjustment, which includes unrealized losses on available for sale securities, was $17.84 as of March 31, 2023, down modestly from $17.93 at December 31, 2022. The Tangible Common Equity ratio was 7.11% as of March 31, 2023, down from 7.31% as of December 31, 2022, with the period-to-period change based mostly in the CECL adjustment.

ASSET QUALITY & PROVISION FOR CREDIT LOSSES
Asset quality continues to be very strong. As of March 31, 2023, the ratio of non-performing assets to total assets was 0.06%, level with December 31, 2022, and down from 0.20% at March 31, 2022. Net charge-offs year-to-date in 2023 were an annualized 0.01% of total loans, as compared to 0.03% in 2022. Past due loans were 0.10% of total loans as of March 31, 2023, in line with 0.08% of total loans at December 31, 2022, and improved from 0.25% as of March 31, 2022.
The provision for credit losses totaled $550,000 in the first quarter of 2023 under CECL methodology, compared with $450,000 for the same period in 2022 under the incurred loss method. The Company has modeled its ACL using a discounted cash flow approach applied to each segment of the loan portfolio. The ACL stood at 1.18% of total loans and 1,303% of non-performing loans as of March 31, 2023, as compared to an allowance for loan losses of 0.87% of total loans and 953% of non-performing loans at December 31, 2022, and 0.92% of total loans and 312% of non-performing loans as of March 31, 2022.

OPERATING RESULTS - First Quarter of 2023 vs. Fourth Quarter of 2022
Net Income for the three months ended March 31, 2023, was $8.0 million, a decrease of $1.2 million or 13.3% from the three months ended December 31, 2022. On a PTPP (non-GAAP) basis, net income for the period was $10.2 million, down $1.4 million or 12.3%. The Company’s Return on Average Assets of 1.16% for the quarter was down from 1.34%; the first quarter 2023 PTPP Return on Average Assets was 1.49%, down from 1.70% in the prior quarter. Return on Average Tangible Common Equity was 15.64% for the period, compared to 18.71%. The Company's Efficiency Ratio (non-GAAP) was 49.98% in the first quarter of 2023, up modestly from 48.83% in the fourth quarter of 2022.
Contributing factors to the Company’s operating results in the three months ended March 31, 2023, included:
•Net interest income was $17.5 million, down $2.0 million or 10.3% from the fourth quarter of 2022.
◦Net interest margin for the first quarter of 2023 was 2.78%, down from 3.09%.
◦The average tax equivalent yield on earning assets increased from 4.26% to 4.54%
◦The average cost of total liabilities increased from 1.42% to 2.09%
•Non-interest income before securities gains or losses was $3.6 million, a decrease of $278,000 or 7.2% from the fourth quarter of 2022. In addition to the debit card and mortgage banking factors mentioned previously, revenue increased $59,000 or 5.4% from the fourth quarter of 2022 at First National Wealth Management, the Bank’s trust and investment management division, and service charge revenue decreased by $30,000.
•Non-interest expense for the quarter ended March 31, 2023 was $10.9 million, a decrease of $861,000, or 7.4% from the fourth quarter of 2022. Primary contributors to the expense reduction were employee expenses and other operating expenses; occupancy expenses increased due mostly to seasonal factors.

DIVIDEND
On March 30, 2023, the Company's Board of Directors declared a first quarter dividend of $0.34 per share. The first quarter dividend represents a payout to shareholders of 46.6% of earnings per share for the period, and will be paid on April 20, 2023, to shareholders of record as of April 10, 2023.

ABOUT THE FIRST BANCORP
The First Bancorp, the parent company of First National Bank, is based in Damariscotta, Maine. Founded in 1864, First National Bank is a full-service community bank with $2.78 billion in assets. The Bank provides a complete array of commercial and retail banking services through eighteen locations in mid-coast and eastern Maine. First National Wealth Management, a division of the Bank, provides investment management and trust services to individuals, businesses, and municipalities. More information about The First Bancorp, First National Bank and First National Wealth Management may be found at www.thefirst.com.

The First Bancorp
Consolidated Balance Sheets (Unaudited)

In thousands of dollars, except per share data	March 31, 2023	December 31, 2022	March 31, 2022
Assets
Cash and due from banks	$27,458	$22,728	$22,051
Interest-bearing deposits in other banks	2,773	3,693	18,427
Securities available-for-sale	288,242	284,509	313,015
Securities held-to-maturity[1]	391,845	393,896	377,183
Restricted equity securities, at cost	3,874	3,883	5,402
Loans held for sale	—	275	400
Loans	1,982,847	1,914,674	1,707,348
Less allowance for credit losses	23,458	16,723	15,766
Net loans	1,959,389	1,897,951	1,691,582
Accrued interest receivable	12,142	9,829	9,737
Premises and equipment	28,286	28,277	29,137
Goodwill	30,646	30,646	30,646
Other assets	67,165	63,491	51,027
Total assets	$2,811,820	$2,739,178	$2,548,607
Liabilities
Demand deposits	$293,123	$318,626	$321,971
NOW deposits	623,523	630,416	658,151
Money market deposits	194,183	192,632	197,176
Savings deposits	346,205	369,532	371,294
Certificates of deposit	592,052	489,793	225,304
Certificates $100,000 to $250,000	278,151	259,614	329,790
Certificates $250,000 and over	139,464	118,264	54,853
Total deposits	2,466,701	2,378,877	2,158,539
Borrowed funds	83,881	103,483	133,712
Other liabilities	32,777	27,895	22,710
Total Liabilities	2,583,359	2,510,255	2,314,961
Shareholders' equity
Common stock	111	110	110
Additional paid-in capital	68,830	68,435	67,246
Retained earnings	202,036	204,343	186,324
Net unrealized loss on securities available-for-sale	(40,537)	(44,718)	(20,061)
Net unrealized loss on securities transferred from available-for-sale to held-to-maturity	(60)	(64)	(78)
Net unrealized gain (loss) on hedging derivative instruments	(2,192)	544	—
Net unrealized gain on postretirement costs	273	273	105
Total shareholders' equity	228,461	228,923	233,646
Total liabilities & shareholders' equity	$2,811,820	$2,739,178	$2,548,607
Common Stock
Number of shares authorized	18,000,000	18,000,000	18,000,000
Number of shares issued and outstanding	11,074,182	11,045,186	11,024,086
Book value per common share	$20.63	$20.73	$21.19
Tangible book value per common share	$17.84	$17.93	$18.39
1March 31, 2023 net of allowance for credit losses

The First Bancorp
Consolidated Statements of Income (Unaudited)

In thousands of dollars, except per share data	For the quarter ended
	March 31, 2023	December 31, 2022	March 31, 2022
Interest income
Interest and fees on loans	$24,125	$22,342	$16,613
Interest on deposits with other banks	40	152	9
Interest and dividends on investments	4,749	4,586	3,911
Total interest income	28,914	27,080	20,533
Interest expense
Interest on deposits	10,917	7,169	1,625
Interest on borrowed funds	522	427	288
Total interest expense	11,439	7,596	1,913
Net interest income	17,475	19,484	18,620
Provision for credit losses	550	450	450
Net interest income after provision for credit losses	16,925	19,034	18,170
Non-interest income
Investment management and fiduciary income	1,146	1,087	1,197
Service charges on deposit accounts	437	467	437
Net securities gains	—	—	2
Mortgage origination and servicing income	192	190	498
Debit card income	1,185	1,464	1,430
Other operating income	609	639	668
Total non-interest income	3,569	3,847	4,232
Non-interest expense
Salaries and employee benefits	5,720	6,224	5,937
Occupancy expense	868	754	829
Furniture and equipment expense	1,303	1,318	1,235
FDIC insurance premiums	344	330	218
Amortization of identified intangibles	7	17	17
Other operating expense	2,608	3,068	2,414
Total non-interest expense	10,850	11,711	10,650
Income before income taxes	9,644	11,170	11,752
Applicable income taxes	1,673	1,973	2,047
Net Income	$7,971	$9,197	$9,705
Basic earnings per share	$0.73	$0.84	$0.89
Diluted earnings per share	$0.72	$0.83	$0.88

The First Bancorp
Selected Financial Data (Unaudited)

Dollars in thousands, except for per share amounts	As of and for the quarter ended
	March 31, 2023	December 31, 2022	March 31, 2022

Summary of Operations
Interest Income	$28,914	$27,080	$20,533
Interest Expense	11,439	7,596	1,913
Net Interest Income	17,475	19,484	18,620
Provision for Credit Losses	550	450	450
Non-Interest Income	3,569	3,847	4,232
Non-Interest Expense	10,850	11,711	10,650
Net Income	7,971	9,197	9,705
Per Common Share Data
Basic Earnings per Share	$0.73	$0.84	$0.89
Diluted Earnings per Share	0.72	0.83	0.88
Cash Dividends Declared	0.34	0.34	0.32
Book Value per Common Share	20.63	20.73	21.19
Tangible Book Value per Common Share	17.84	17.93	18.39
Market Value	25.89	29.94	30.08
Financial Ratios
Return on Average Equity[1]	13.61%	16.15%	15.96%
Return on Average Tangible Common Equity[1]	15.64%	18.71%	18.25%
Return on Average Assets[1]	1.16%	1.34%	1.56%
Average Equity to Average Assets	8.56%	8.32%	9.80%
Average Tangible Equity to Average Assets	7.45%	7.18%	8.57%
Net Interest Margin Tax-Equivalent[1]	2.78%	3.09%	3.24%
Dividend Payout Ratio	46.58%	40.48%	35.96%
Allowance for Credit Losses/Total Loans	1.18%	0.87%	0.92%
Non-Performing Loans to Total Loans	0.09%	0.09%	0.30%
Non-Performing Assets to Total Assets	0.06%	0.06%	0.20%
Efficiency Ratio	49.98%	48.83%	45.42%
At Period End
Total Assets	$2,811,820	$2,739,178	$2,548,607
Total Loans	1,982,847	1,914,674	1,707,348
Total Investment Securities	683,961	682,288	695,600
Total Deposits	2,466,701	2,378,877	2,158,539
Total Shareholders' Equity	228,461	228,923	233,646
[1]Annualized using a 365-day basis for both 2023 and 2022.

Use of Non-GAAP Financial Measures
Certain information in this release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company's performance (including for purposes of determining the compensation of certain executive officers and other Company employees) and believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods and with other financial institutions, as well as demonstrating the effects of significant gains and charges in the current period, in light of the disclosure practices employed by many other publicly-traded financial institutions. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
In several places net interest income is calculated on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total which, as adjusted, increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company's results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution's net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.
The following table provides a reconciliation of tax-equivalent financial information to the Company's consolidated financial statements, which have been prepared in accordance with GAAP. A 21.0% tax rate was used in both 2023 and 2022.

	For the quarters ended
In thousands of dollars	March 31, 2023	December 31, 2022	March 31, 2022
Net interest income as presented	$17,475	$19,484	$18,620
Effect of tax-exempt income	620	$607	557
Net interest income, tax equivalent	$18,095	$20,091	$19,177

The Company presents its efficiency ratio using non-GAAP information which is most commonly used by financial institutions. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes securities losses and other-than-temporary impairment charges from non-interest expenses, excludes securities gains from non-interest income, and adds the tax-

equivalent adjustment to net interest income. The following table provides a reconciliation between the GAAP and non-GAAP efficiency ratio:

	For the quarters ended
In thousands of dollars	March 31, 2023	December 31, 2022	March 31, 2022
Non-interest expense, as presented	$10,850	$11,711	$10,650
Net interest income, as presented	17,475	19,484	18,620
Effect of tax-exempt interest income	620	607	557
Non-interest income, as presented	3,569	3,847	4,232
Effect of non-interest tax-exempt income	44	43	42
Net securities gains	—	—	(2)
Adjusted net interest income plus non-interest income	$21,708	$23,981	$23,449
Non-GAAP efficiency ratio	49.98%	48.83%	45.42%
GAAP efficiency ratio	51.56%	50.20%	46.60%
The Company presents certain information based upon tangible common equity instead of total shareholders' equity. The difference between these two measures is the Company's intangible assets, specifically goodwill from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The following table provides a reconciliation of average tangible common equity to the Company's consolidated financial statements, which have been prepared in accordance with U.S. GAAP:

	For the quarters ended
In thousands of dollars	March 31, 2023	December 31, 2022	March 31, 2022
Average shareholders' equity as presented	$237,518	$225,940	$246,635
Less intangible assets	(30,853)	(30,884)	(30,919)
Tangible average shareholders' equity	$206,665	$195,056	$215,716

The following table provides a reconciliation of period ending tangible common equity to the Company's consolidated financial statements:

	Period Ending
In thousands of dollars, except per share data	March 31, 2023	December 31, 2022	March 31, 2022
Shareholders' equity	$228,461	$228,923	$233,646
Less intangible assets	(30,849)	(30,856)	(30,856)
Tangible common equity	197,612	198,067	202,790
Add unrealized losses on available-for-sale securities, net of tax	40,537	44,718	20,061
Adjusted tangible common equity	$238,149	$242,785	$222,851
Adjusted tangible book value per share	$21.50	$21.98	$20.21

To provide period-to-period comparison of operating results prior to consideration of credit loss provision and income taxes, the non-GAAP measure of PTPP Net Income is presented. The following table provides a reconciliation to Net Income:

	For the quarters ended
In thousands of dollars	March 31, 2023	December 31, 2022	March 31, 2022
Net Income, as presented	$7,971	$9,197	$9,705
Add: provision for credit losses	550	450	450
Add: income taxes	1,673	1,973	2,047
Pre-Tax, pre-provision net income	$10,194	$11,620	$12,202

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Earnings
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com